As filed with the Securities and Exchange Commission on September 9, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Citigroup Inc.

(Exact name of registrant as specified in its charter)

Delaware	52-1568099
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

399 Park Avenue

New York, New York 10022

(212) 559-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Julie Bell Lindsay, Esq.

General Counsel-Capital Markets and Corporate Reporting

Citigroup Inc.

399 Park Avenue

New York, New York 10022

(212) 559-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Karpf, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

Approximate date of commencement of proposed sale of the securities to the public: From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/Proposed maximum offering price per unit/Proposed maximum offering price(1)	Amount of registration Fee(2)
Subordinated Debt Securities of Citigroup Inc.	$2,420,000,000.00	$330,088.00

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”). The amount also includes such indeterminate principal amount of subordinated debt securities that may be offered or sold by affiliates of the Registrant in market-making transactions.
(2)	Pursuant to Rule 457(q) under the Securities Act, no separate registration fee is required for the registration of an indeterminate amount of securities to be offered solely for market-making purposes by affiliates of the Registrant.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and Citigroup and the Federal Deposit Insurance Corporation are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 2013

PROSPECTUS

$2,420,000,000

$            % Subordinated Notes due 2025

$            % Subordinated Notes due 2043

The Federal Deposit Insurance Corporation issued by Citigroup (the “FDIC” or “Selling Securityholder”) is selling $             % subordinated notes due 2025 (the “2025 subordinated notes”) and $             % subordinated notes due 2043 (the “2043 subordinated notes”, and together with the 2025 subordinated notes, the “subordinated notes”). Citigroup will not receive any proceeds from the sale of the subordinated notes by the Selling Securityholder.

The 2025 subordinated notes will mature on                     , 2025 and will bear interest at a fixed rate of     % per annum. The 2043 subordinated notes will mature on                     , 2043 and will bear interest at a fixed rate of     % per annum. Interest on the subordinated notes will be payable semi-annually in arrears on the      day of each              and             , commencing on                     , 2014. Each series of subordinated notes may be redeemed in whole, but not in part, at any time if changes involving United States taxation occur which could require Citigroup to pay additional amounts, as described under “Description of the Subordinated Notes — Payment of Additional Amounts” and “Description of the Subordinated Notes — Redemption for Tax Purposes” in this prospectus.

The subordinated notes will rank subordinate and junior in right of payment to Citigroup’s senior indebtedness, as described in “Description of the Subordinated Notes — Subordination” in this prospectus.

The subordinated notes are being offered globally for sale in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The subordinated notes have no established trading market. Application will be made to list the subordinated notes on the Luxembourg Stock Exchange, but Citigroup is not required to maintain this listing. See “Description of the Subordinated Notes — Listing” in this prospectus.

Investing in the subordinated notes involves a number of risks. See “Risk Factors” in this prospectus, where specific risks related to the subordinated notes are described, along with the other information in, or incorporated by reference in, this prospectus before making your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission nor the Luxembourg Stock Exchange has approved or disapproved of these subordinated notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2025 Subordinated Note		Per 2043 Subordinated Note		Combined Total
Public Offering Price		%		%	$
Underwriting Commissions to be paid by Citigroup(1)		%		%	$
Proceeds to the Selling Securityholder(2)		%		%	$

(1)	Citigroup has agreed to pay all discounts, underwriting commissions, transfer taxes and transaction fees, if any, applicable to the sale of the subordinated notes and fees and disbursements of counsel for the Selling Securityholder incurred in connection with the sale.

(2)	Without deduction of any underwriting commissions.

Interest on the subordinated notes will accrue from September     , 2013 to the date of delivery, if the subordinated notes are delivered after that date.

Citigroup and the Selling Securityholder expect that the subordinated notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream or Euroclear on or about September    , 2013.

The subordinated notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup. The subordinated notes are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

Global Coordinator

Citigroup

Joint Lead Managers

ANZ Securities	BNY Mellon Capital Markets, LLC	Credit Agricole CIB
RBC Capital Markets	Scotiabank	SOCIETE GENERALE
TD Securities		US Bancorp

September     , 2013

Citigroup is responsible for the information contained and incorporated by reference in this prospectus and in any related free writing prospectus that it prepares or authorizes. Citigroup has not, the Selling Securityholder has not, and the underwriters have not, authorized anyone to provide you with any other information, and it takes no responsibility for any other information that others may provide you. You should not assume that the information contained in this prospectus, as well as information Citigroup previously filed with the Securities and Exchange Commission and incorporated by reference herein, is accurate as of any date other than the date of the relevant document. Citigroup is not, the Selling Securityholder is not, and the underwriters are not, making an offer to sell the subordinated notes in any jurisdiction where its offer and sale is not permitted.

The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus.

This prospectus is an advertisement for the purposes of applicable measures implementing the European Council Directive 2003/71/EC (such Directive, together with any applicable implementing measures in the relevant home Member State under such Directive the “Prospectus Directive”). A listing prospectus prepared pursuant to the Prospectus Directive will be published, which can be obtained from Registre de Commerce et des Sociétés à Luxembourg so long as any of the subordinated notes are outstanding and listed on the Luxembourg Stock Exchange.

The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. Persons into whose possession this prospectus comes are required by Citigroup, the Selling Securityholder and the underwriters to inform themselves about, and to observe any such restrictions, and none of Citigroup, the Selling Securityholder and the underwriters accepts any liability in relation thereto. See “Underwriting” in this prospectus.

In connection with this issue, RBC Capital Markets, LLC, as stabilizing manager (or persons acting on behalf of the stabilizing manager), may over-allot subordinated notes of a series (provided that the aggregate principal amount of subordinated notes allotted does not exceed 105% of the aggregate principal amount of the

-i-

subordinated notes of such series) or effect transactions with a view to supporting the market price of a series of subordinated notes at a higher level than that which might otherwise prevail. However, there is no obligation on the stabilizing manager (or persons acting on its behalf) to undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the subordinated notes is made and, if begun, may be discontinued at any time but must end no later than the earlier of 30 days after the issuance of the subordinated notes and 60 days after the allotment of the subordinated notes.

This prospectus is not an offer to sell these subordinated notes and is not soliciting an offer to buy these subordinated notes in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. See “Underwriting” in this prospectus.

References in this prospectus to “dollars”, “$” and “U.S. $” are to United States dollars.

-ii-

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and in other information incorporated by reference in this prospectus are forward-looking statements within the meaning of the rules and regulations of the Securities and Exchange Commission (“SEC”). Generally, forward-looking statements are not based on historical facts but instead represent only Citigroup’s and management’s beliefs regarding future events. Such statements may be identified by words such as believe, expect, anticipate, intend, estimate, may increase, may fluctuate, and similar expressions, or future or conditional verbs such as will, should, would and could.

Such statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including, without limitation, the precautionary statements included in this prospectus and the factors and uncertainties listed under “Forward-Looking Statements” in Citigroup’s 2012 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013 and the quarter ended June 30, 2013 and described under “Risk Factors” in Citigroup’s 2012 Annual Report on Form 10-K.

RISK FACTORS

Your investment in the subordinated notes will involve several risks. You should carefully consider the following discussion of risks, the factors listed and described under “Risk Factors” in Citigroup’s 2012 Annual Report on Form 10-K, and the other information provided or incorporated by reference in this prospectus, before deciding whether an investment in the subordinated notes is suitable for you.

The Selling Securityholder is a Federal Agency and Your Ability to Bring a Claim Against the Selling Securityholder Under the Federal Securities Laws May Be Limited.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, Section 2(f)(1) of the Federal Deposit Insurance Act specifically provides that directors, members, officers and employees of the FDIC have no liability under the Securities Act with respect to any claim arising out of or resulting from any alleged act or omission by such person within the scope of such persons’ employment in connection with any transaction involving the disposition of assets (or any interest in assets or any obligations back by any assets) by the FDIC. Moreover, the Selling Securityholder and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act of 1934, as amended (the “Exchange Act”) by virtue of Section 3(c) thereof. Accordingly, any attempt to assert such a claim against the officers, agents or employees of the Selling Securityholder for a violation of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus is a part or resulting from any other act or omission in connection with the offering of the subordinated notes by the Selling Securityholder would likely be barred.

SELECTED HISTORICAL FINANCIAL DATA

Selected historical financial information of Citigroup is being provided or incorporated by reference in this prospectus. The information below is derived from the consolidated financial statements of Citigroup for each of the periods presented. The information below is only a summary and should be read together with the financial information incorporated by reference in this prospectus, copies of which can be obtained free of charge. See “Where You Can Find More Information” in this prospectus.

In addition, you may receive copies of all of Citigroup’s filings with the SEC that are incorporated by reference in this prospectus free of charge at the office of Citigroup’s listing agent, Banque Internationale à Luxembourg, located at 69, route d’Esch, L-2953 Luxembourg so long as the subordinated notes are listed on the Luxembourg Stock Exchange. Such documents will also be published on the website of the Luxembourg Stock Exchange (www.bourse.lu) upon listing of the subordinated notes.

The consolidated audited annual financial statements of Citigroup for the fiscal years ended December 31, 2012, 2011 and 2010 and its consolidated unaudited financial statements for the periods ended June 30, 2013 and 2012 are incorporated herein by reference. These statements are obtainable free of charge at the office of Citigroup’s listing agent, at the address set forth in the preceding paragraph.

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2013	2012	2012	2011	2010
			(dollars in millions, except per share amounts)
Income Statement Data:
Total revenues, net of interest expense(1)	$40,706	$37,508	$69,128	$77,331	$85,776
Income from continuing operations	8,119	6,024	7,818	11,147	10,899
Net income	7,990	5,877	7,541	11,067	10,602
Dividends declared per common share(2)	0.02	0.02	0.04	0.03	—
Balance Sheet Data:
Total assets(1)	$1,883,988	$1,916,451	$1,864,660	$1,873,878	$1,913,902
Total deposits	938,427	914,308	930,560	865,936	844,968
Long-term debt(1)	220,959	288,334	239,463	323,505	381,183
Total stockholders’ equity(1)	195,926	183,911	189,049	177,806	163,468

(1)	Effective January 1, 2010, Citigroup adopted Accounting Standards Codification (ASC) 860, formerly SFAS No. 166 and ASC 810, formerly SFAS No. 167. The adoption was done on a prospective basis and, accordingly, prior periods have not been restated.

(2)	Amounts represent Citigroup’s historical dividends per common share and have been adjusted to reflect stock splits.

RATIO OF INCOME TO FIXED CHARGES

The following table shows the consolidated ratio of income to fixed charges for each of the five most recent fiscal years and the six months ended June 30, 2013.

	Six Months Ended June 30, 2013	Year Ended December 31,
		2012	2011	2010	2009	2008
Ratio of income to fixed charges (excluding interest on deposits)	3.18	1.60	1.91	1.77	NM	NM
Ratio of income to fixed charges (including interest on deposits)	2.35	1.38	1.59	1.52	NM	NM

NM = Not meaningful

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act, Citigroup filed a registration statement relating to the subordinated notes offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information. Citigroup has filed the exhibits discussed in this prospectus with the registration statement, and you should read the exhibits carefully for provisions that may be important to you.

Citigroup files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Citigroup files at the SEC’s public reference room at 100 F Street, N.E.,

Washington, D.C. 20549. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows Citigroup to “incorporate by reference” the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup files later with the SEC will automatically update the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. Citigroup incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 1-09924):

•	Annual Report on Form 10-K for the fiscal year ending December 31, 2012, filed on March 1, 2013;

•	Quarterly Reports on Form 10-Q for the quarter ending June 30, 2013, filed on August 2, 2013 and the quarter ending March 31, 2013, filed on May 3, 2013; and

•

Current Reports on Form 8-K filed on January 2, 2013, January 10, 2013, January 17, 2013 (to the extent filed with the SEC), February 8, 2013, February 20, 2013, February 21, 2013, March 14, 2013, March 26, 2013, March 27, 2013, April 5, 2013 (to the extent filed with the SEC), April 15, 2013 (to the extent filed with the SEC), April 17, 2013, April 26, 2013, April 30, 2013, May 1, 2013, May 15, 2013, May 17, 2013, June 25, 2013, June 27, 2013, June 28, 2013 (to the extent filed with the SEC), July 1, 2013, July 8, 2013 (to the extent filed with the SEC), July 15, 2013 (to the extent filed with the SEC), July 25, 2013, July 30, 2013, August 1, 2013, August 9, 2013 and August 30, 2013.

In no event, however, will any of the information that Citigroup furnishes to, pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than files with, the SEC be incorporated by reference or otherwise be included herein, unless such information is expressly incorporated herein by a reference in such furnished Current Report on Form 8-K or other furnished document.

All documents filed by Citigroup specified in Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the subordinated notes described in this prospectus and (2) the date the broker-dealer subsidiaries of Citigroup stop offering subordinated notes pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning Citigroup at the following address:

Citigroup Document Services

540 Crosspoint Parkway

Getzville, NY 14068

(716) 730-8055 (tel.)

(877) 936-2737 (toll free)

CITIGROUP INC.

Citigroup is a global diversified financial services holding company whose businesses provide a broad range of financial products and services to consumers, corporations, governments and institutions. Citigroup has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup’s activities are conducted through the Global Consumer Banking, Institutional Clients Group, Citi Holdings and Corporate/Other business segments. Its businesses conduct their activities across the North America, Latin America, Asia and Europe, Middle East and Africa regions. Citigroup’s principal subsidiaries are Citibank, N.A., Citigroup Global Markets Inc. and Grupo Financiero Banamex, S.A. de C.V., each of which is a wholly owned, indirect subsidiary of Citigroup. Citigroup was incorporated in 1988 under the laws of the State of Delaware as a corporation with perpetual duration.

Citigroup is a holding company and services its obligations primarily by earnings from its operating subsidiaries. Citigroup may augment its capital through issuances of common stock, perpetual preferred stock and equity issued through awards under employee benefits plans, among other issuances. Citigroup’s subsidiaries that operate in the banking and securities businesses can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal and state bank regulatory authorities and securities regulators. Citigroup’s subsidiaries may be party to credit agreements that also may restrict their ability to pay dividends. Citigroup currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect Citigroup’s ability to service its own debt. Citigroup must also maintain the required capital levels of a bank holding company before it may pay dividends on its stock.

Under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), a bank holding company is expected to act as a source of financial strength for its subsidiary banks. As a result of this regulatory policy, the Federal Reserve might require Citigroup to commit resources to its subsidiary banks when doing so is not otherwise in the interests of Citigroup or its shareholders or creditors.

Citigroup’s principal office is located at 399 Park Avenue, New York, New York 10022, and its telephone number is (212) 559-1000.

SELLING SECURITYHOLDER

The Federal Deposit Insurance Corporation (the “FDIC” or “Selling Securityholder”) acquired the subordinated notes offered by this prospectus from Citigroup in connection with Citigroup’s participation in a loss-sharing arrangement pursuant to a master agreement entered into with the FDIC, the United States Department of the Treasury (“Treasury”) and the Board of Governors of the Federal Reserve System on January 15, 2009 (as amended, the “Master Agreement”) related to a pool of $301 billion of assets. Citigroup issued to Treasury $4.034 billion of its perpetual preferred stock as consideration for the loss-sharing protection provided by Treasury and $3.025 billion of its preferred stock to the FDIC as consideration for the loss-sharing protection provided by the FDIC. Treasury’s and the FDIC’s perpetual preferred stock was exchanged for capital securities issued by Citigroup Capital XXXIII on July 30, 2009 (the “Capital XXXIII Capital Securities”). On December 23, 2009, as part of the repayment by Citigroup of funds invested by Treasury as part of TARP and an agreement to terminate the Master Agreement, Treasury cancelled $1.8 billion of the $4.034 billion Capital XXXIII Capital Securities it held, and the FDIC agreed to transfer an additional $800 million of its remaining Capital XXXIII Capital Securities to Treasury upon the maturity of, and after deducting any losses from, Citigroup debt issued under the FDIC’s Temporary Liquidity Guarantee Program (the “TLGP”). The remaining $2.234 billion Capital XXXIII Capital Securities held by Treasury were exchanged on September 29, 2010 and were sold pursuant to an underwritten offering in the U.S. institutional and retail fixed income markets. On December 28, 2012, the final series of Citigroup debt issued under the TLGP matured, and the FDIC transferred $800 million Capital XXXIII Capital Securities to Treasury. Treasury exchanged all these Capital XXXIII Capital Securities for Citigroup subordinated debt on February 4, 2013, and the subordinated debt was sold pursuant to an underwritten offering in the U.S. institutional and retail fixed income markets. Pursuant to the terms of an exchange agreement between the FDIC and Citigroup, dated September 9, 2013 (the “Exchange Agreement”), the Selling Securityholder exchanged all of its Capital XXXIII Capital Securities for $                             aggregate principal amount of     % subordinated notes due                     , 2025 issued by Citigroup (the “2025 subordinated notes”) and $                                 aggregate principal amount of     % subordinated notes due 2043 issued by Citigroup (the “2043 subordinated notes” and, together with the 2025 subordinated notes, the “subordinated notes”). The exchange took place, and the subordinated notes were issued to the Selling Securityholder, on September 9, 2013.

The following description of the Selling Securityholder was provided by the FDIC. The FDIC is a corporation organized under the laws of the United States. Congress established the FDIC in 1933 to provide protection for bank depositors and to foster sound banking practices. In its corporate capacity the FDIC administers the Deposit Insurance Fund and regulates and activities of insured depository institutions, and has, among others, the power: to make contracts; to sue and be sued; to have succession until dissolved by an Act of Congress and to exercise all powers specifically granted to it by law and such incidental powers as are necessary to carry out the powers so granted. Pursuant to Section 3(c) of the Exchange Act, the FDIC benefits from certain governmental immunities from actions under the federal securities laws. See “— Governmental Immunity” in this prospectus. The principal office of the FDIC is located at 550 17th Street, N.W., Washington, D.C. 20429.

The following table provides information regarding the beneficial ownership of the subordinated notes by the Selling Securityholder, as of the date hereof. The number of subordinated notes set forth in the table below represents all subordinated notes owned by the Selling Securityholder.

	Aggregate Principal Amount of Subordinated Notes
Selling Securityholder	Beneficially Owned Prior to the Offering	Being Offered	Beneficially Owned After the Offering
Federal Deposit Insurance Corporation	$2,420,000,000	$2,420,000,000	$0

Citigroup’s operations are regulated by various U.S. governmental authorities, including in certain respects, by the FDIC. Under the terms of the Exchange Agreement, Citigroup has agreed to reimburse certain expenses and indemnify the FDIC for certain liabilities in connection with this offering, including any liabilities under the Securities Act.

Governmental Immunity

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, Section 2(f)(1) of the Federal Deposit Insurance Act specifically provides that directors, members, officers and employees of the FDIC have no liability under the Securities Act with respect to any claim arising out of or resulting from any alleged act or omission by such person within the scope of such persons’ employment in connection with any transaction involving the disposition of assets (or any interest in assets or any obligations back by any assets) by the FDIC. Moreover, the Selling Securityholder and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. Accordingly, any attempt to assert such a claim against the officers, agents or employees of the Selling Securityholder for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus is a part or resulting from any other act or omission in connection with the offering of the subordinated notes by the Selling Securityholder would likely be barred.

USE OF PROCEEDS

Citigroup will not receive any proceeds from the sale of the subordinated notes by the Selling Securityholder.

Citigroup expects to incur additional indebtedness in the future. Citigroup or one of its subsidiaries may enter into a swap agreement in connection with the sale of the subordinated notes and may earn income from that transaction.

DESCRIPTION OF THE SUBORDINATED NOTES

Set forth below is a description of the specific terms of the subordinated notes. The following description is not intended to be complete and is qualified by the indenture, dated as of April 12, 2001, as amended, between Citigroup and The Bank of New York Mellon, as successor trustee to Bank One Trust Company, N.A., which is filed as an exhibit to the registration statement of which this prospectus forms a part, and by the Trust Indenture Act of 1939, as amended. So that you may easily locate the more detailed provisions of the indenture, the numbers in parentheses below refer to sections in the indenture. Additionally, wherever particular sections or defined terms of the indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference.

General

The subordinated notes offered by this prospectus are two series of subordinated notes issued under Citigroup’s subordinated debt indenture. The subordinated notes will initially be limited to an aggregate combined principal amount of $2,420,000,000.

The subordinated notes will be issued only in fully registered form without coupons, in denominations of $1,000 and whole multiples of $1,000 in excess thereof. All the notes are unsecured obligations of Citigroup and will rank equally with all other unsecured and subordinated indebtedness of Citigroup, whether currently existing or hereafter created, other than subordinated indebtedness that is designated as junior to the subordinated notes.

Citigroup may, without notice to or consent of the holders or beneficial owners of a series of subordinated notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the subordinated notes of such series. Any such additional notes issued could be considered part of the same series of notes under the indenture as the subordinated notes of such series.

The subordinated notes will be issued on September     , 2013. The 2025 subordinated notes will initially be limited to an aggregate principal amount of $            , will mature on                  , 2025 and will bear interest at a fixed rate of     % per annum. The 2043 subordinated notes will initially be limited to an aggregate principal amount of $            , will mature on              , 2043 and will bear interest at a fixed rate of     % per annum. Interest on the subordinated notes will be paid semi-annually in arrears on the              day of each              and             , commencing on                     , 2014. Interest will be calculated and paid as described in “— Payments of Principal and Interest” in this prospectus. The subordinated notes may be redeemed in whole, but not in part, at any time if changes involving United States taxation occur which could require Citigroup to pay additional amounts, as described under “— Payment of Additional Amounts” and “— Redemption for Tax Purposes” in this prospectus.

The subordinated notes will rank subordinate and junior in right of payment to Citigroup’s senior indebtedness, as described in “— Subordination” in this prospectus. On a consolidated basis, the aggregate principal amount of senior indebtedness of Citigroup outstanding as of June 30, 2013 was approximately $246.2 billion. This senior indebtedness consisted of approximately $164.1 billion of long-term debt, approximately $18.3 billion of commercial paper and approximately $63.8 billion of other short-term borrowings.

Because Citigroup is a holding company, the claims of creditors of Citigroup’s subsidiaries will have a priority over Citigroup’s equity rights and the rights of Citigroup’s creditors, including the holders of the subordinated notes, to participate in the assets of the subsidiary upon the subsidiary’s liquidation. The subordinated notes are not subject to any sinking fund.

Payments of Principal and Interest

The 2025 subordinated notes will bear interest at an annual rate of     % and the 2043 subordinated notes will bear interest at an annual rate of     %, each payable semi-annually in arrears on              and              of each year, commencing on                     , 2014, and at maturity. Each date on which interest is payable is called an “interest payment date.” Interest will accrue from, and including, an interest payment date, or September     , 2013 in the case of the first interest period, to but excluding the next following interest payment date, or the maturity date in the case of the last interest period. If an interest payment date falls on a day that is not a Business Day, the payment due on such interest payment date will be postponed to the next succeeding Business Day, and no further interest will accrue in respect of such postponement. Interest on the subordinated notes will be computed on the basis of a 360-day year comprised of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed. All payments of interest on the subordinated notes will be made to the persons in whose names the subordinated notes are registered at the close of business on the Business Day preceding an interest payment date. In the event the subordinated notes do not continue to remain in book-entry only form, Citigroup shall have the right to select record dates, which shall be more than 14 days but less than 60 days prior to an interest payment date. “Business Day” means any day on which commercial banks settle payments and are open for general business in New York, New York.

If a date for payment of interest or principal on the subordinated notes falls on a day that is not a business day in the place of payment, such payment will be made on the next succeeding business day in such place of payment as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the due date for payment of such principal or interest. Payments of principal and interest on the subordinated notes will be made as described under “— Book-Entry Procedures and Settlement” in this prospectus.

Optional Redemption

Citigroup has the right to redeem each series of subordinated notes in whole, but not in part, at any time if changes involving United States taxation occur which could require Citigroup to pay additional amounts, as described under “— Payment of Additional Amounts” and “— Redemption for Tax Purposes” in this prospectus, upon not less than 30 nor more than 60 days’ notice. The redemption price will be equal to 100% of the aggregate principal amount of the subordinated notes being redeemed plus accrued and unpaid interest, including any additional interest (as described under “— Payment of Additional Amounts — Obligation to Pay Additional Amounts” in this prospectus), to the redemption date.

Any early redemption of the subordinated notes will be subject to receipt of any required approval of the Board of Governors of the Federal Reserve or the governmental agency with primary oversight of regulatory capital for Citigroup (the “Capital Regulator”).

Payment of Additional Amounts

Obligation to Pay Additional Amounts

Citigroup will pay additional amounts to the beneficial owner of any subordinated note that is a non-United States person in order to ensure that every net payment on such subordinate note will not be less, due to payment of U.S. withholding tax, than the amount then due and payable. For this purpose, a “net payment” on a subordinated note means a payment by Citigroup or a paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment or other governmental charge of the United States. These additional amounts will constitute additional interest on the subordinated notes.

Exceptions

Citigroup will not be required to pay additional amounts, however, in any of the circumstances described in items (1) through (14) below.

(1)	Additional amounts will not be payable if a payment on a subordinated note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

•	having a relationship with the United States as a citizen, resident or otherwise;

•	having had such a relationship in the past; or

•	being considered as having had such a relationship.

(2)	Additional amounts will not be payable if a payment on a subordinated note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

•	being treated as present in or engaged in a trade or business in the United States;

•	being treated as having been present in or engaged in a trade or business in the United States in the past; or

•	having or having had a permanent establishment in the United States.

(3)	Additional amounts will not be payable if a payment on a subordinated note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld in whole or in part by reason of the beneficial owner being or having been any of the following (as these terms are defined in the Internal Revenue Code of 1986, as amended):

•	personal holding company;

•	foreign private foundation or other foreign tax-exempt organization;

•	passive foreign investment company;

•	controlled foreign corporation; or

•	corporation which has accumulated earnings to avoid United States federal income tax.

(4)	Additional amounts will not be payable if a payment on a subordinated note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner owning or having owned, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Citigroup entitled to vote or by reason of the beneficial owner being a bank that has invested in a subordinated note as an extension of credit in the ordinary course of its trade or business.

For purposes of items (1) through (4) above, “beneficial owner” means a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

(5)	Additional amounts will not be payable to any beneficial owner of a subordinated note that is a:

•	fiduciary;

•	partnership;

•	limited liability company; or

•	other fiscally transparent entity

or that is not the sole beneficial owner of the subordinated note, or any portion of the subordinated note. However, this exception to the obligation to pay additional amounts will only apply to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

(6)	Additional amounts will not be payable if a payment on a subordinated note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the beneficial owner or any other person to comply with applicable certification, identification, documentation or other information reporting requirements. This exception to the obligation to pay additional amounts will only apply if compliance with such reporting requirements is required by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge.

(7)	Additional amounts will not be payable if a payment on a subordinated note is reduced as a result of any tax, assessment or other governmental charge that is collected or imposed by any method other than by withholding from a payment on a subordinated note by Citigroup or a paying agent.

(8)	Additional amounts will not be payable if a payment on a subordinated note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

(9)	Additional amounts will not be payable if a payment on a subordinated note is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of a subordinated note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

(10)	Additional amounts will not be payable if a payment on a subordinated note is reduced as a result of any:

•	estate tax;

•	inheritance tax;

•	gift tax;

•	sales tax;

•	excise tax;

•	transfer tax;

•	wealth tax;

•	personal property tax; or

•	any similar tax, assessment, withholding, deduction or other governmental charge.

(11)	Additional amounts will not be payable if a payment on a subordinated note is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on a note if such payment can be made without such withholding by any other paying agent.

(12)	Additional amounts will not be payable if a payment on a subordinated note is reduced as a result of any tax, assessment or other governmental charge that is required to be made pursuant to any European Union directive on the taxation of savings income or any law implementing or complying with, or introduced to conform to, any such directive. See “— EU Directive on the Taxation of Savings Income” below.

(13)	Additional amounts will not be payable if a payment on a subordinated note is reduced as a result of any withholding, deduction, tax, duty assessment or other governmental charge that would not have been imposed but for a failure by the holder or beneficial owner of a subordinated note (or any financial institution through which the holder or beneficial owner holds the subordinated note or through which payment on the subordinated note is made) to take any action (including entering into an agreement with the Internal Revenue Service, or a governmental authority of another jurisdiction if the holder is entitled to the benefits of an intergovernmental agreement between that jurisdiction and the United States) or to comply with any applicable certification, documentation, information or other reporting requirement or agreement concerning accounts maintained by the holder or beneficial owner (or any such financial institution), or concerning ownership of the holder or beneficial owner, or any substantially similar requirement or agreement.

(14)	Additional amounts will not be payable if a payment on a subordinated note is reduced as a result of any combination of items (1) through (13) above.

Except as specifically provided in this section (“— Payment of Additional Amounts”) and under “— Redemption for Tax Purposes” below, Citigroup will not be required to make any payment of any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of such government.

Relevant Definitions

As used in this prospectus, “United States person” means:

•	any individual who is a citizen or resident of the United States;

•	any corporation, partnership or other entity treated as a corporation or a partnership created or organized in or under the laws of the United States or any political subdivision thereof;

•	any estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income; and

•

any trust if a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust.

Additionally, “non-United States person” means a person who is not a United States person, and “United States” means the United States of America, including the states of the United States of America and the District of Columbia, but excluding its territories and possessions.

Redemption for Tax Purposes

Redemption Circumstances

There are two sets of circumstances in which Citigroup may redeem the subordinated notes in connection with changes involving United States taxation:

(1)	Citigroup may redeem the subordinated notes if:

•	Citigroup becomes or will become obligated to pay additional amounts as described under “— Payment of Additional Amounts” above;

•

the obligation to pay additional amounts arises as a result of any change in the laws, regulations or rulings of the United States, or an official position regarding the application or interpretation of such laws, regulations or rulings, which change is announced or becomes effective on or after the date of the final prospectus relating to the original issuance of the subordinated notes; and

•

Citigroup determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the notes or taking any action that would entail a material cost to Citigroup.

(2)	Citigroup may also redeem the subordinated notes if:

•

any act is taken by a taxing authority of the United States on or after the date of the final prospectus relating to the original issuance of the subordinated notes, whether or not such act is taken in relation to Citigroup or any subsidiary, that results in a substantial probability that Citigroup will or may be required to pay additional amounts as described under “— Payment of Additional Amounts” above;

•

Citigroup determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the notes or taking any action that would entail a material cost to Citigroup; and

•

Citigroup receives an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that Citigroup will or may be required to pay the additional amounts described under “— Payment of Additional Amounts” above, and delivers to the trustee a certificate, signed by a duly authorized officer, stating that based on such opinion Citigroup is entitled to redeem the subordinated notes pursuant to their terms.

Subordination

The subordinated notes will be issued under the indenture, will be unsecured obligations of Citigroup, will rank subordinated and junior in right of payment, to the extent set forth in the indenture, to all “Senior Indebtedness” (as defined below) of Citigroup and will rank equally with all other unsecured and subordinated indebtedness of Citigroup, whether existing at the time of issuance or created thereafter, other than subordinated indebtedness which is designated as junior to the subordinated notes.

If Citigroup defaults in the payment of any principal of, or premium, if any, or interest on any Senior Indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Citigroup cannot make a payment on account of or redeem or otherwise acquire the subordinated notes. Nevertheless, holders of subordinated notes may still receive and retain:

•

securities of Citigroup or any other corporation provided for by a plan of reorganization or readjustment that are subordinate, at least to the same extent that the subordinated notes are subordinate to Senior Indebtedness; and

•	payments made from a defeasance trust as described below.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Citigroup, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of subordinated notes. Holders of subordinated notes must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described below, directly to the holders of Senior Indebtedness until all Senior Indebtedness is paid in full (Section 14.01).

In addition, the subordinated notes may be fully subordinated to interests held by the U.S. government in the event of a receivership, insolvency or similar proceeding, including, without limitation, a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as implemented by U.S. banking regulators.

“Senior Indebtedness” means:

(1)	the principal, premium, if any, and interest in respect of (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Citigroup, including all indebtedness (whether now or hereafter outstanding) issued under an indenture dated March 15, 1987, between Citigroup and The Bank of New York Mellon, as successor trustee, as the same has been or may be amended, modified or supplemented from time to time;

(2)	all capital lease obligations of Citigroup;

(3)	all obligations of Citigroup issued or assumed as the deferred purchase price of property, all conditional sale obligations of Citigroup and all obligations of Citigroup under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

(4)	all obligations, contingent or otherwise, of Citigroup in respect of any letters of credit, bankers acceptances, security purchase facilities or similar credit transactions;

(5)	all obligations of Citigroup in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts or other similar agreements;

(6)	all obligations of the type referred to in clauses (1) through (5) above of other persons for the payment which Citigroup is responsible or liable as obligor, guarantor or otherwise; and

(7)	all obligations of the type referred to in clauses (1) through (6) above of other persons secured by any lien on any property or asset of Citigroup, whether or not such obligation is assumed by Citigroup;

except that Senior Indebtedness does not include:

(A) any other indebtedness issued under the indenture;

(B) all indebtedness (whether now or hereafter outstanding) issued to a Citigroup Trust under (i) the indenture, dated as of October 7, 1996, between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee, as the same has been or may be amended, modified, or supplemented from time to time, (ii) the indenture, dated as of July 23, 2004, between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank , as trustee, as the same has been or may be amended, modified, or supplemented from time to time, and (iii) the indenture, dated as of July 30, 2009, between Citigroup and The Bank of New York Mellon, as trustee, as the same has been or may be amended, modified, or supplemented from time to time (collectively, the “junior subordinated debt indentures”);

(C) all indebtedness (whether now or hereafter outstanding) issued to a Citigroup Trust under (i) the indenture, dated as of June 30, 2006, between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., as trustee, as the same has been or may be amended, modified, or supplemented from time to time; (ii) the indenture, dated as of September 15, 2006, between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., as the same has been or may be amended, modified, or supplemented from time to time; and (iii) the indenture, dated as of June 28, 2007, between Citigroup and The Bank of New York Mellon (formerly The Bank of New York), as trustee, as the same has been or may be amended, modified, or supplemented from time to time (collectively, the “junior junior subordinated debt indentures”);

(D) any guarantee in respect of any preferred securities, capital securities or preference stock of a Citigroup Trust;

(E) any indebtedness or any guarantee that is by its terms subordinated to, or ranks equally with, the subordinated notes and the issuance of which (x) has received the concurrence or approval of the staff of the Federal Reserve Bank of New York or the staff of the Board of Governors of the Federal Reserve System or (y) does not at the time of issuance prevent the subordinated notes from qualifying for Tier 2 capital treatment (irrespective of any limits on the amount of Citigroup’s Tier 2 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Board of Governors of the Federal Reserve System or any applicable concurrence or approval of the Federal Reserve Bank of New York or its staff.

“Citigroup Trust” means each of Citigroup Capital III, Citigroup Capital IX, Citigroup Capital X, Citigroup Capital XI, Citigroup Capital XIII, Citigroup Capital XVII and Citigroup Capital XVIII, each a Delaware statutory trust, or any other similar trust created for the purpose of issuing preferred securities in connection with the issuances of junior subordinated notes under the junior subordinated debt indentures or the junior junior subordinated debt indentures.

Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of these subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Covenants

Limitations on Mergers and Sales of Assets.    The indenture provides that Citigroup will not merge or consolidate with another corporation or sell other than for cash or lease all or substantially all its assets to another corporation, or purchase all or substantially all the assets of another corporation unless:

•

either (1) Citigroup is the continuing corporation, or (2) the successor corporation, if other than Citigroup, expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture; and

•	immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture (Section 15.01).

Limitations on Future Issuances of Subordinated Debt Securities Under the Indenture.    The indenture provides that any subordinated debt securities issued under the indenture shall either (x) be issued with the concurrence or approval of the staff of the Federal Reserve Bank of New York or the staff of the Federal Reserve System or (y) qualify at the time of issuance for Tier 2 capital treatment (irrespective of any limits on the amount of Citigroup’s Tier 2 capital) under the applicable capital adequacy guidelines regulations, policies or published interpretations of the Federal Reserve System.

Other than the restrictions described above, the indenture does not contain any covenants or provisions that would protect holders of the subordinated notes in the event of a highly leveraged transaction.

Modification of the Indenture

Under the indenture, Citigroup and the trustee can enter into supplemental indentures to establish the form and terms of any series of subordinated debt securities without obtaining the consent of any holder of subordinated notes.

Citigroup and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of subordinated debt securities, modify the indenture or the rights of the holders of the subordinated debt securities to be affected.

No such modification may, without the consent of the holder of each security so affected:

•	change the fixed maturity of any such securities;

•	reduce the rate of interest on such securities;

•	reduce the principal amount of such securities or the premium, if any, on such securities;

•	reduce the amount of the principal of any securities issued originally at a discount;

•	change the currency in which any such securities are payable; or

•	impair the right to sue for the enforcement of any such payment on or after the maturity of such securities.

In addition, no such modification may:

•	reduce the percentage of securities referred to above whose holders need to consent to the modification without the consent of such holders;

•	modify the subordination of the subordinated notes issued under that indenture in a manner adverse to the holders of the subordinated notes; or

•	change, without the written consent of the trustee, the rights, duties or immunities of the trustee (Sections 13.01 and 13.02).

Events of Default and Defaults

Defaults under the indenture are:

•	failure to pay required interest on any subordinated debt securities of such series for 30 days;

•	failure to pay principal, other than a scheduled installment payment to a sinking fund or premium, if any, on any subordinated debt securities of such series when due;

•	failure to make any required scheduled installment payment to a sinking fund for 30 days on subordinated debt securities of such series;

•

failure to perform for 90 days after notice any other covenant in the indenture other than a covenant included in the indenture solely for the benefit of a series of subordinated debt securities other than such series; and

•	certain events of bankruptcy or insolvency, whether voluntary or not (Section 6.07).

The only events of default specified in the indenture are events of insolvency or bankruptcy, whether voluntary or not. There is no event of default, and accordingly there is no right of acceleration, in the case of a default in the payment of principal of, premium, if any, or interest on, the subordinated notes, the performance of any other covenant of Citigroup in the indenture or any other default that is not also an event of default (Sections 6.01 and 6.02).

If an event of default regarding subordinated debt securities of any series issued under the indenture should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding subordinated debt securities of such series may declare each subordinated debt security of that series due and payable (Section 6.02). Citigroup is required to file annually with the trustee a statement of an officer as to the fulfillment by Citigroup of its obligations under the indenture during the preceding year (Section 5.04).

No event of default regarding one series of subordinated debt securities issued under the indenture is necessarily an event of default regarding any other series of subordinated debt securities (Sections 6.01 and 6.02).

Holders of a majority in principal amount of the outstanding subordinated notes will be entitled to control certain actions of the trustee under the indenture and to waive past defaults regarding such series (Sections 6.02 and 6.06). The trustee generally will not be under any obligation to act at the request, order or direction of any of the holders of subordinated notes, unless one or more of such holders shall have offered to the trustee security or indemnity reasonably satisfactory to it (Section 10.01).

If an event of default occurs regarding the subordinated notes, the trustee may use any sums that it collects under the indenture for its own reasonable compensation and expenses incurred prior to paying the holders of the subordinated notes (Section 6.05).

Before any holder of the subordinated notes may institute action for any remedy, except payment on such holder’s subordinated note when due, the holders of not less than 25% in principal amount of the subordinated notes outstanding must request the trustee to take action. Holders must also offer security and indemnity reasonably satisfactory to the trustee against liabilities incurred by the trustee for taking such action (Section 6.07).

Defeasance

After Citigroup has deposited with the trustee cash or U.S. government securities in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the subordinated notes when due, then Citigroup, at its option:

•	will be deemed to have paid and satisfied its obligations on all outstanding subordinated notes, which is known as “defeasance and discharge”; or

•	will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on the subordinated notes, which is known as “covenant defeasance.”

In the case of covenant defeasance, Citigroup must also deliver to the trustee an opinion of counsel to the effect that the holders of the subordinated notes will have no United States federal income tax consequences as a result of such deposit.

When there is a defeasance and discharge, (1) the indenture will no longer govern the subordinated notes, (2) Citigroup will no longer be liable for payment and (3) the holders of the subordinated notes will be entitled only to the deposited funds. When there is a covenant defeasance, however, Citigroup will continue to be obligated to make payments when due if the deposited funds are not sufficient. (Sections 11.01, 11.02, 11.03, 11.04 and 11.05).

The obligations and rights under the indenture regarding compensation, reimbursement and indemnification of the trustee, optional redemption, mandatory and optional scheduled installment payments, if any, registration of transfer and exchange of the subordinated notes, replacement of mutilated, destroyed, lost or stolen notes and certain other administrative provisions will continue even if Citigroup exercises its defeasance and discharge or covenant defeasance options.

Concerning the Trustee

Citigroup has had and may continue to have banking relationships with the trustee in the ordinary course of business.

Listing

Application will be made to list and trade the subordinated notes on the regulated market of the Luxembourg Stock Exchange, but Citigroup is not obligated to maintain this listing. In the event that in the future there are changes to certain laws and regulations of the European Union, as implemented in Luxembourg, that govern disclosure and similar requirements relating to listing (such as the Transparency Directive and the Statutory Audit Directive) such that it becomes impracticable or unduly burdensome to maintain the admission of the subordinated notes to trading on the regulated market of the Luxembourg Stock Exchange, Citigroup may seek an alternative admission to listing, trading and/or quotation for the subordinated notes on a different market segment of the Luxembourg Stock Exchange or by such other competent authority, stock exchange or quotation system inside or outside the European Economic Area as Citigroup may decide.

If such an alternative admission is not available to Citigroup or is, in its opinion, impracticable or unduly burdensome, an alternative admission may not be obtained. Notice of any de-listing or alternative admission will be given as described under “ — Book-Entry Procedures and Settlement — Notices” below.

Book-Entry Procedures and Settlement

The subordinated debt will be issued under a book-entry system in the form of one or more global securities. Citigroup will register the global securities in the name of a depositary or its nominee and deposit the global securities with that depositary. The Depository Trust Company, New York, New York, or DTC, will be the depositary for the subordinated notes.

Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the subordinated notes upon Citigroup’s instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, Citigroup and the relevant trustee will treat the depositary as the sole owner or holder of the subordinated notes for purposes of the indenture. Therefore, except as set forth below, you will not be entitled to have subordinated notes registered in your name or to receive physical delivery of certificates representing the subordinated notes. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

You may elect to hold interests in the global securities either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, (“Euroclear”) if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participant’s customers’ securities accounts.

As long as the subordinated notes are represented by the global securities, we will pay principal of and interest and premium, if any, on those securities to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. Neither we nor the relevant trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

Settlement

You will be required to make your initial payment for the subordinated notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of subordinated notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such subordinated notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of subordinated notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of subordinated notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Definitive Notes and Paying Agents

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

(a)	the depositary is unwilling or unable to continue as depositary for such global security and Citigroup is unable to find a qualified replacement for the depositary within 90 days;

(b)	at any time the depositary ceases to be a clearing agency registered under the Exchange Act; or

(c)	Citigroup in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount, in denominations of $1,000 and whole multiples of $1,000. Definitive notes will be registered in the name or names of the person or persons specified by the depositary in a written instruction to the registrar of the securities. The Depositary may base its written instruction upon directions it receives from its participants.

If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive debt securities are available and notice will be published as described under “—Notices” below. Beneficial owners of book-entry subordinated notes will then be entitled (1) to receive physical delivery in certificated form of definitive subordinated notes equal in principal amount to their beneficial interest and (2) to have the definitive subordinated notes registered in their names. Thereafter, the holders of the definitive subordinated notes will be recognized as the “holders” of the debt securities under the indenture.

The indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive notes, so long as the applicant furnishes to Citigroup and the trustee such security or indemnity and such evidence of ownership as they may require.

In the event definitive subordinated notes are issued, the holders of definitive subordinated notes will be able to receive payments of principal and interest on their subordinated notes at the office of Citigroup’s paying agent maintained in the Borough of Manhattan and, if the definitive subordinated notes are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg. Payment of principal of a definitive subordinated note may be made only against surrender of the note to one of Citigroup’s paying agents. Citigroup also has the option of making payments of interest by mailing checks to the registered holders of the subordinated notes. Citigroup’s paying agent in the Borough of Manhattan will be the corporate trust office of Citibank, N.A., located at 388 Greenwich Street, 14th Floor, New York, New York 10013. Citigroup’s paying agent and transfer agent in Luxembourg is Banque Internationale à Luxembourg, currently located at 69, route d’Esch, L-2953 Luxembourg. As long as the subordinated notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, Citigroup will maintain a paying agent and transfer agent in Luxembourg. Any change in the Luxembourg paying agent and transfer agent will be published in London and Luxembourg. See “— Notices” below.

In the event definitive subordinated notes are issued, the holders of definitive subordinated notes will be able to transfer their securities, in whole or in part, by surrendering the subordinated notes for registration of transfer at the office of Citibank, N.A., listed above and, so long as definitive subordinated notes are listed on the Luxembourg Stock Exchange, at the offices of the transfer agent in Luxembourg, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to Citigroup and the securities registrar. A form of such instrument of transfer will be obtainable at the relevant office of Citibank, N.A. and the Luxembourg transfer agent. Upon surrender, Citigroup will execute, and the trustee will authenticate and deliver, new subordinated notes to the designated transferee in the amount being transferred, and a new subordinated note for any amount not being transferred will be issued to the transferor. Such new subordinated notes will be delivered free of charge at the relevant office of Citibank, N.A. or the Luxembourg transfer agent, as requested by the owner of such new subordinated notes. Citigroup will not charge any fee for the registration of transfer or exchange, except that it may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Notices

So long as the global securities are held on behalf of DTC or any other clearing system, notices to holders of securities represented by a beneficial interest in the global securities may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be. In addition, so long as the securities are listed on the Luxembourg Stock Exchange, notices will also be made by publication in a leading newspaper of general circulation in Luxembourg, which is expected to be the Luxemburger Wort. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

Governing Law

The subordinated notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

Unclaimed Funds

All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the subordinated notes that remain unclaimed for two years after the maturity date of the subordinated notes will be repaid to Citigroup upon its request. Thereafter, any right of any noteholder to such funds shall be enforceable only against Citigroup, and the trustee and paying agents will have no liability therefor.

Prescription

Under New York’s statute of limitations, any legal action to enforce Citigroup’s payment obligations evidenced by the subordinated notes must be commenced within six years after payment is due. Thereafter Citigroup’s payment obligations will generally become unenforceable.

EU Directive on the Taxation of Savings Income

As of the date of this prospectus, under the European Council Directive 2003/48/EC on the taxation of savings income, Member States of the European Union are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories have agreed to adopt similar measures (some of which involve a withholding system). As indicated under “— Payment of Additional Amounts — Exceptions” above, no additional amounts will be payable with respect to a subordinated note if a payment on a subordinated note is reduced as a result of any tax, assessment or other governmental charge that is required to be made pursuant to any European Union directive on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, any such directive. Holders should consult their tax advisers regarding the implications of the directive in their particular circumstances.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Introduction

The following is a general summary of United States federal income tax considerations that may be relevant to a beneficial owner of a subordinated note. The summary is based on:

•	laws;

•	regulations;

•	rulings; and

•	decisions now in effect,

all of which may change, possibly with retroactive effect. This summary deals only with beneficial owners that will hold subordinated notes as capital assets. This summary does not address all of the United States federal income tax considerations that may be relevant to a beneficial owner of subordinated notes. For example, this summary does not address tax considerations applicable to investors to whom special tax rules may apply, including:

•	banks or other financial institutions;

•	tax-exempt entities;

•	insurance companies;

•	regulated investment companies;

•	common trust funds;

•	entities that are treated for United States federal income tax purposes as partnerships or other pass-through entities;

•	controlled foreign corporations;

•	dealers in securities;

•	traders in securities who elect to mark their securities to market;

•

persons that will hold subordinated notes as a hedge or in order to hedge against currency risk or as a part of an integrated investment, including a “straddle” or “conversion transaction”, comprised of a subordinated note and one or more other positions; or

•	United States holders (as defined below) that have a functional currency other than the U.S. dollar.

Prospective investors should consult their tax advisors in determining the tax consequences to them of purchasing, holding, and disposing of the subordinated notes, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

As used in this summary, the term “United States holder” means a beneficial owner of a subordinated note who is a United States person for federal income tax purposes. The term “non-United States holder” means a beneficial owner of a subordinated note who is not a United States holder.

United States Holders

Payments of Interest

Payments of stated interest on a subordinated note will be taxable to a United States holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the United States holder’s method of tax accounting.

A subordinated note will be issued with original issue discount (“OID”) for United States federal income tax purposes if the excess of the subordinated note’s stated principal amount over the subordinated note’s issue price is equal to or greater than a statutory de minimis amount (generally, 1/4 of 1 percent of the subordinated note’s principal amount multiplied by the number of complete years from its issue date to its maturity). In the event the subordinated notes are issued with OID, a United States holder would generally be required to include such OID in gross income (as ordinary income) for United States federal income tax purposes as the OID accrues under a constant yield accrual method, regardless of the United States holder’s regular method of tax accounting. As a result, United States holders generally would include any OID in income in advance of the receipt of cash attributable to such income. It is anticipated that the subordinated notes will not be issued with OID for United States federal income tax purposes.

Purchase, Sale and Retirement of Notes

A United States holder’s tax basis in a subordinated note generally will equal the cost of such subordinated note to such holder

•	increased by any amounts includible in income by the holder as OID and market discount (as described below); and

•	reduced by any amortized premium (as described below) made on such subordinated note.

Upon the sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of a subordinated note, a United States holder generally will recognize gain or loss equal to the difference between (i) the amount realized on the disposition, less any amounts attributable to accrued interest, which will be taxable as ordinary income in the manner described above under “Payments of Interest,” and (ii) the United States holder’s tax basis in such subordinated note.

Except as discussed below in connection with market discount, gain or loss recognized by a United States holder on the disposition of a subordinated note will be capital gain or loss, and will be long term capital gain or loss if the United States holder has held the subordinated note for more than one year at the time of such disposition. Long term capital gains of an individual United States holder are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Market Discount

If a United States holder purchases a subordinated note for an amount that is less than the subordinated note’s principal amount by more than a de minimis amount, the subordinated note will be considered to have market discount. Any gain recognized by the United States holder on the disposition of subordinated notes having market discount generally will be treated as ordinary income to the extent of the market discount that accrued on the subordinated note while held by such United States holder.

Alternatively, the United States holder may elect to include market discount in income currently over the life of the subordinated note. Such an election will apply to market discount debt securities acquired by the United States holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the Internal Revenue Service (“IRS”). Market discount will accrue on a straight-line basis unless the United States holder elects to accrue the market discount on a constant-yield method. Such an election will apply to the subordinated note to which it is made and is irrevocable. Unless the United States holder elects to include market discount in income on a current basis, as described above, the United States holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the subordinated note.

Subordinated Notes Purchased at a Premium

A United States holder that purchases a subordinated note for an amount in excess of its principal amount will be considered to have purchased the subordinated note at a premium. Such holder may elect to amortize such premium, as an offset to interest income, using a constant-yield method, over the remaining term of the subordinated note. Such election, once made, generally applies to all debt instruments held by the United States holder at the beginning of the first taxable year to which the election applies and to all debt instruments subsequently acquired by the United States holder. Such election may be revoked only with the consent of the IRS. A United States holder that elects to amortize such premium must reduce its tax basis in a subordinated note by the amount of the premium amortized during its holding period. For a United States holder that does not elect to amortize bond premium, the amount of such premium will be included in the United States holder’s tax basis when the subordinated note matures or is disposed of by the United States holder. Therefore, a United States holder that does not elect to amortize premium and holds the subordinated note to maturity will generally be required to treat the premium as capital loss when the subordinated note matures.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS relating to payments made to particular United States holders of subordinated notes. In addition, United States holders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a disposition of the subordinated notes. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-United States Holders

Under current United States federal income tax law:

•	withholding of United States federal income tax will not apply to a payment on a subordinated note to a non-United States holder, provided that,

(1)	the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Citigroup entitled to vote and is not a controlled foreign corporation related to Citigroup through stock ownership;

(2)	the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States holder in compliance with applicable requirements; and

(3)	neither Citigroup nor its paying agent has actual knowledge or reason to know that the beneficial owner of the subordinated note is a United States holder.

•	withholding of United States federal income tax will generally not apply to any gain realized on the disposition of a subordinated note.

Despite the above, if a non-United States holder is engaged in a trade or business in the United States (and, if certain tax treaties apply, the non-United States holder maintains a permanent establishment within the United States) and the interest on the subordinated notes is effectively connected with the conduct of that trade or business (and, if certain tax treaties apply, attributable to that permanent establishment), such non-United States holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if such non-United States holder were a United States holder. In addition, a non-United States holder that is a foreign corporation engaged in a trade or business in the United States may be subject to a 30% (or, such lower rates if certain tax treaties apply) branch profits tax.

Any gain realized on the disposition of a subordinated note generally will not be subject to United States federal income tax unless:

•

that gain is effectively connected with the non-United States holder’s conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-United States holder within the United States); or

•	the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding and information reporting will not apply to a payment of interest on a subordinated note to a non-United States holder, or to proceeds from the disposition of a subordinated note by a non-United States holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States holder and neither Citigroup nor its paying agent has actual knowledge, or reason to know, to the contrary. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-United States holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, if a subordinated note is not held through a qualified intermediary, the amount of payments made on such subordinated note, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the ERISA plan’s particular circumstances before authorizing an investment in the subordinated notes. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA plan and whether the investment is appropriate for the ERISA plan in view of its overall investment policy and diversification of its portfolio.

Certain provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), prohibit employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Code (including, without limitation, individual retirement accounts and Keogh plans), and entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (including, without limitation, as applicable, insurance company general accounts) (collectively, “plans”), from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan or entity. Governmental and other plans that are not subject to ERISA or to the Code may be subject to similar restrictions under state, federal or local law. Any employee benefit plan or other entity, to which such provisions of ERISA, the Code or similar law apply, proposing to acquire the subordinated notes should consult with its legal counsel.

Citigroup has subsidiaries, including insurance company subsidiaries and broker-dealer subsidiaries, that provide services to many employee benefit plans. Citigroup and any such direct or indirect subsidiary of Citigroup may each be considered a “party in interest” and a “disqualified person” to a large number of plans. A purchase of the subordinated notes by any such plan would be likely to result in a prohibited transaction between the plan and Citigroup.

Accordingly, subordinated notes may not be purchased, held or disposed of by any plan or any other person investing “plan assets” of any plan that is subject to the prohibited transaction rules of ERISA or Section 4975 of the Code or other similar law, unless one of the following exemptions (or a similar exemption or exception) applies to such purchase, holding and disposition:

•	Section 408(b)(17) of ERISA or Section 4975(d)(20) of the Code for transactions with certain service providers (the “Service Provider Exemption”),

•	Prohibited Transaction Class Exemption (“PTCE”) 96-23 for transactions determined by in-house asset managers,

•	PTCE 95-60 for transactions involving insurance company general accounts,

•	PTCE 91-38 for transactions involving bank collective investment funds,

•	PTCE 90-1 for transactions involving insurance company separate accounts, or

•	PTCE 84-14 for transactions determined by independent qualified professional asset managers.

Any purchaser of the subordinated debt or any interest therein will be deemed to have represented and warranted to Citigroup on each day including the date of its purchase of the subordinated debt through and including the date of disposition of the subordinated debt that either:

(a)	it is not a plan subject to Title I of ERISA or Section 4975 of the Code and is not purchasing such subordinated debt on behalf of, or with “plan assets” of, any such plan;

(b)	its purchase, holding and disposition of such subordinated debt are not and will not be prohibited because they are exempted by Section 408(b)(17) of ERISA or Section 4975(d)(20) of the Code or one or more of the following prohibited transaction exemptions: PTCE 96-23, 95-60, 91-38, 90-1 or 84-14; or

(c)	it is a governmental plan (as defined in section 3 of ERISA) or other plan that is not subject to the provisions of Title I of ERISA or Section 4975 of the Code and its purchase, holding and disposition of such subordinated debt are not otherwise prohibited.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of the subordinated debt with plan assets consult with its counsel regarding the consequences under ERISA and the Code, or other similar law, of the acquisition and ownership of the subordinated debt and the availability of exemptive relief under the exemptions listed above.

UNDERWRITING

ANZ Securities, Inc., BNY Mellon Capital Markets, LLC, Credit Agricole Securities (USA) Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., SG Americas Securities, LLC, TD Securities (USA) LLC, and U.S. Bancorp Investments, Inc. are acting as joint lead managers for this offering and as representatives of the underwriters named below. The terms and conditions set forth in the underwriting agreement dated September     , 2013 govern the sale and purchase of the subordinated notes. Each underwriter named below has severally agreed to purchase from the Selling Securityholder, and the Selling Securityholder has agreed to sell to such underwriter, the principal amount of subordinated notes set forth opposite the name of each underwriter.

Underwriter	Principal Amount of 2025 Subordinated Notes	Principal Amount of 2043 Subordinated Notes
ANZ Securities, Inc.	$	$
BNY Mellon Capital Markets, LLC
Credit Agricole Securities (USA) Inc.
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.

Total	$	$

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the subordinated notes are subject to the approval of legal matters by their counsel and to other conditions. The underwriters are committed to take and pay for all of the subordinated notes if any are taken. In the event of default by any underwriter, the underwriting agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters are offering the subordinated notes subject to prior sale and their acceptance of the subordinated notes from Citigroup. The underwriters may reject any order in whole or in part.

The underwriters propose to offer the 2025 subordinated notes, in part, directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers as the public offering price less a concession not in excess of     % of the principal amount of the 2025 subordinated notes. The underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of     % of the principal amount of the 2025 subordinated notes.

The underwriters propose to offer the 2043 subordinated notes, in part, directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers as the public offering price less a concession not in excess of     % of the principal amount of the 2043 subordinated notes. The underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of     % of the principal amount of the 2043 subordinated notes.

After the public offering, the public offering price and the concessions to dealers may from time to time be varied by the representatives of the underwriters.

Underwriters, dealers and agents may be entitled, under agreements with Citigroup, to indemnification by Citigroup against liabilities relating to material misstatements and omissions.

The following table summarizes the commissions to be paid by Citigroup to the underwriters:

	Per 2025 Subordinated Note		Per 2043 Subordinated Note		Combined Total
Underwriting Commissions to be paid by Citigroup(1)		%		%		%
Proceeds to the Selling Securityholder(2)	$		$		$

(1)	Citigroup has agreed to pay all discounts, underwriting commissions, transfer taxes and transaction fees, if any, applicable to the sale of the subordinated notes and fees and disbursements of counsel for the Selling Securityholder incurred in connection with the sale.

(2)	Without deduction of any underwriting commissions.

Citigroup estimates that its total expenses for the offering, excluding underwriting commissions, will be approximately $1,130,088.

Delivery of the subordinated notes is expected to be made against payment therefor on or about September     , 2013.

Each series of subordinated notes is a new series of securities with no established trading market. Citigroup will apply for listing and trading of the subordinated notes on the regulated market of the Luxembourg Stock Exchange. See “Description of the Subordinated Notes — Listing” in this prospectus. Citigroup has been advised by the underwriters that they presently intend to make a market in the subordinated notes, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the subordinated notes and may discontinue any market making at any time at their sole discretion. Accordingly, Citigroup can make no assurance as to the liquidity of, or trading markets for, the subordinated notes.

This prospectus may also be used by Citigroup’s broker-dealer subsidiaries or other subsidiaries or affiliates of Citigroup in connection with offers and sales of the subordinated notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries may act as principal or agent in such transactions.

In connection with the offering, the underwriters may purchase and sell subordinated notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of subordinated notes than they are required to purchase in the offering.

•	Stabilizing transactions involve bids to purchase the subordinated notes so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the subordinated notes in the open market after the distribution has been completed in order to cover short positions.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own account, may have the effect of preventing or retarding a decline in the market price of the subordinated notes. They may also cause the price of the subordinated notes to be higher than it would otherwise be in the absence of such transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. The underwriters are not required to engage in any of these activities and may end any of these activities at any time. The underwriters may also impose a penalty bid.

Conflicts of Interest

Citigroup Global Markets Inc., the global coordinator of this offering, is a subsidiary of Citigroup. Accordingly, the offering of the subordinated notes will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority, Inc. Additionally, client accounts over which Citigroup Global Markets Inc. or any affiliate has investment discretion are not permitted to purchase the subordinated notes, either directly or indirectly, without the specific written approval of the accountholder.

The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for Citigroup and/or the Selling Securityholder from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for Citigroup and/or the Selling Securityholder in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters or their affiliates that have a lending relationship with Citigroup routinely hedge their credit exposure to Citigroup consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in Citigroup securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of Citigroup or its affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The subordinated notes are being offered globally for sale in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. Purchasers of the subordinated notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of this document.

The underwriters have agreed that they will not offer, sell or deliver any of the subordinated notes, directly or indirectly, or distribute this prospectus or any other offering material relating to the subordinated notes, in or from any jurisdiction, except when to the best knowledge and belief of the underwriters it is permitted under applicable laws and regulations. In so doing, the underwriters will not impose any obligations on the Selling Securityholder or Citigroup, except as set forth in the underwriting agreement.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of subordinated notes described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the subordinated notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of subordinated notes may be offered to the public in that relevant member state at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive.

Each purchaser of subordinated notes described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the subordinated notes to be offered so as to enable an investor to decide to purchase or subscribe the subordinated notes, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state and the expression “2010 PD Amending Directive” means Directive 2010/73/EC.

The sellers of the subordinated notes have not authorized and do not authorize the making of any offer of subordinated notes through any financial intermediary on their behalf, other than offers made by an underwriter with a view to the final placement of the subordinated notes as contemplated in this prospectus. Accordingly, no purchaser of the subordinated notes, other than an underwriter, is authorized to make any further offer of the subordinated notes on behalf of the sellers or an underwriter.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the subordinated notes described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The subordinated notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the subordinaetd notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the subordinated notes to the public in France.

•	such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The subordinated notes may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The subordinated notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies

Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the subordinated notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to subordinated notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The subordinated notes offered in this prospectus have not been registered under the Financial Instruments and Exchange Law of Japan. The subordinated notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the subordinated notes may not be circulated or distributed, nor may the subordinated notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the subordinated notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the subordinated notes pursuant to an offer made under Section 275 of the SFA except

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

Michael J. Tarpley, Associate General Counsel — Capital Markets of Citigroup will act as legal counsel to Citigroup and will pass on the validity of the subordinated notes. Cleary Gottlieb Steen & Hamilton LLP, New York, New York, will act as special tax counsel to Citigroup Inc. and as legal counsel to the underwriters. Mr. Tarpley beneficially owns, or has rights to acquire under Citigroup’s employee benefit plans, an aggregate of less than 1% of Citigroup’s common stock. Cleary Gottlieb Steen & Hamilton LLP, has from time to time acted as counsel for Citigroup and its subsidiaries and may do so in the future.

EXPERTS

The consolidated financial statements of Citigroup Inc. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG audits and reports on consolidated financial statements of Citigroup at future dates and consents to the use of their reports thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their reports and said authority.

GENERAL INFORMATION

Application will be made to list the subordinated notes on the regulated market of the Luxembourg Stock Exchange. The listing prospectus and Citigroup’s current annual and quarterly reports, as well as all other documents incorporated by reference in the listing prospectus, will be published on the website of the Luxembourg Stock Exchange (www.bourse.lu) so long as any of the subordinated notes are outstanding and listed on the Luxembourg Stock Exchange.

You can also request copies (free of charge) of (1) this prospectus and the indenture, and (2) Citigroup’s annual, quarterly and current reports, as well as other documents incorporated by reference in this prospectus, including future annual, quarterly and current reports, by following the directions under “Where You Can Find More Information” in this prospectus.

Resolutions relating to the issue and sale of the subordinated notes were adopted by the board of directors of Citigroup on January 16, 2013 and by the Funding Committee of the board of directors dated as of September 9, 2013.

The 2025 subordinated notes have been accepted for clearance through Euroclear and Clearstream and have been assigned Common Code No.             , International Security Identification Number (ISIN) US172967             , and CUSIP No. 172967             . The 2043 subordinated notes have been accepted for clearance through Euroclear and Clearstream and have been assigned Common Code No.             , International Security Identification Number (ISIN) US172967             , and CUSIP No. 172967             .

$2,420,000,000

$            % Subordinated Notes due 2025

$            % Subordinated Notes due 2043

PROSPECTUS

September     , 2013

Global Coordinator

Citigroup

Joint Lead Managers

ANZ Securities

BNY Mellon Capital Markets, LLC

Credit Agricole CIB

RBC Capital Markets

Scotiabank

SOCIETE GENERALE

TD Securities

US Bancorp

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by the Registrant in connection with the Securities being registered hereby. None of the expenses are payable by the Selling Securityholder. All of the fees set forth below, except for the commission registration fee, are estimates.

Commission Registration Fee	$330,088
Accounting Fees	100,000
Trustees’ Fees and Expenses	120,000
Printing and Engraving Fees	150,000
Rating Agency Fees	0
FINRA Fee	0
Legal Fees and Expenses	330,000
Stock Exchange Listing Fees	0
Miscellaneous	100,000

Total	$1,130,088

Item 15.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized and ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145. Section Four of Article IV of Citigroup’s By-Laws provides that Citigroup shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

Citigroup also provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article Tenth of Citigroup’s Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

The directors and officers of Citigroup are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by Citigroup. Any agents, dealers or underwriters who execute any underwriting or distribution agreement relating to securities offered pursuant to this Registration Statement will agree to indemnify Citigroup’s directors and their officers who signed the Registration Statement against certain liabilities that may arise under the Securities Act with respect to information furnished to Citigroup by or on behalf of such indemnifying party.

For the undertaking with respect to indemnification, see Item 17 herein.

See the form of Underwriting Agreement filed or to be filed as Exhibit 1.1 for certain indemnification provisions.

Item 16.	Exhibits.

Exhibit Number		Description

1.1	—	Form of Underwriting Agreement for Subordinated Notes.*

4.1	—	Indenture, dated as of April 12, 2001, between Citigroup and The Bank of New York Mellon, as successor to JP Morgan Chase Bank (formerly Bank One Trust Company, N.A.), as trustee (the “Indenture”) (incorporated by reference to Exhibit 4.1 to Citigroup’s Registration Statement on Form S-3 (No. 333-186425)).

4.2	—	First Supplemental Indenture, dated as of August 2, 2004, between Citigroup and The Bank of New York Mellon, as successor to J.P. Morgan Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.13 to Citigroup’s Registration Statement on Form S-3/A (No. 333-117615)).

5.1	—	Opinion of Michael J. Tarpley, Esq.*

12.1	—	Calculation of Ratio of Income to Fixed Charges (incorporated by reference to Exhibit 12.01 to Citigroup’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013).

23.1	—	Consent of KPMG LLP, Independent Registered Public Accounting Firm.*

23.2	—	Consent of Michael J. Tarpley, Esq. (included in Exhibit 5.1).*

23.3	—	Consent of Cleary Gottlieb Steen & Hamilton LLP.*

24.1	—	Powers of Attorney of certain Directors.*

25.1	—	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon, as trustee under the Indenture.*

*	Filed herewith.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by Citigroup Inc. pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in

Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Citigroup Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 9, 2013.

CITIGROUP INC.

By:	/s/ John C. Gerspach
Name:	John C. Gerspach
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or Amendment thereto has been signed below by the following persons in the capacities indicated on September 9, 2013.

Signatures

/s/ Michael L. Corbat
Michael L. Corbat	Chief Executive Officer and Director (Principal Executive Officer)

/s/ John C. Gerspach
John C. Gerspach	Chief Financial Officer (Principal Financial Officer)

/s/ Jeffrey R. Walsh
Jeffrey R. Walsh	Controller and Chief Accounting Officer (Principal Accounting Officer)

*
Michael E. O’Neill	Chairman of the Board

*
Franz B. Humer	Director

*
Robert L. Joss	Director

*
Anthony M. Santomero	Director

*
Joan E. Spero	Director

*
Diana L. Taylor	Director

Signatures

*
William S. Thompson, Jr.	Director

*
James S. Turley	Director

*
Ernesto Zedillo	Director

* By:	/s/ John C. Gerspach
John C. Gerspach
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description

1.1	—	Form of Underwriting Agreement for Subordinated Notes.*

4.1	—	Indenture, dated as of April 12, 2001, between Citigroup and The Bank of New York Mellon, as successor to JP Morgan Chase Bank (formerly Bank One Trust Company, N.A.), as trustee (the “Indenture”) (incorporated by reference to Exhibit 4.1 to Citigroup’s Registration Statement on Form S-3 (No. 333-186425)).

4.2	—	First Supplemental Indenture, dated as of August 2, 2004, between Citigroup and The Bank of New York Mellon, as successor to J.P. Morgan Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.13 to Citigroup’s Registration Statement on Form S-3/A (No. 333-117615)).

5.1	—	Opinion of Michael J. Tarpley, Esq.*

12.1	—	Calculation of Ratio of Income to Fixed Charges (incorporated by reference to Exhibit 12.01 to Citigroup’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013).

23.1	—	Consent of KPMG LLP, Independent Registered Public Accounting Firm.*

23.2	—	Consent of Michael J. Tarpley, Esq. (included in Exhibit 5.1).*

23.3	—	Consent of Cleary Gottlieb Steen & Hamilton LLP.*

24.1	—	Powers of Attorney of certain Directors.*

25.1	—	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon, as trustee under the Indenture.*

*	Filed herewith.